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                                                                    EXHIBIT 99.1


Contact: Investor Relations                          Media Relations
         W. Douglass Harris                          Steven D. Stern
         The Presley Companies                       Pondel/Wilkinson Group
         (949) 640-6400                              (310) 207-9300


             THE PRESLEY COMPANIES AGREES TO PURCHASE SUBSTANTIALLY
                  ALL OF THE ASSETS OF WILLIAM LYON HOMES, INC.

               WILLIAM LYON AND WILLIAM H. LYON AGREE TO COMMENCE
                    TENDER OFFER FOR UP TO 10,678,792 SHARES
                       OF PRESLEY'S SERIES A COMMON STOCK

NEWPORT BEACH, CA -- October 7, 1999 -- The Presley Companies ("Presley") (NYSE:
PDC) announced today that after unanimous approval by a Special Committee comprised of independent members of its Board of Directors, it has entered into a Purchase Agreement with William Lyon Homes, Inc. ("William Lyon Homes"), William Lyon and his son, William H. Lyon (collectively, the "Lyons"). Pursuant to the Purchase Agreement, Presley Homes, a wholly owned subsidiary of Presley, has agreed to purchase substantially all of the assets of William Lyon Homes for a cash purchase price of $48 million (subject to certain adjustments set forth in the Purchase Agreement) and the assumption of substantially all of the liabilities of William Lyon Homes. The Lyons have agreed pursuant to the Purchase Agreement to commence a tender offer to purchase up to 10,678,792 shares of Presley's outstanding Series A Common Stock.

        The closing of the purchase of the assets of William Lyon Homes is subject to various conditions, including but not limited to the following: the accuracy of representations and warranties and performance of covenants by the parties; receipt of regulatory approvals and third party consents; the absence of litigation or material adverse changes; satisfaction of the conditions to the tender offer by William Lyon and his son; approval by Presley's stockholders of the previously announced proposal to merge Presley with and into a wholly-owned subsidiary for the purpose of helping to preserve Presley's tax benefits associated with its net operating loss carryforwards by implementing certain restrictions on the transfer of its common stock; each of the stock purchase agreements between William Lyon Homes and three holders of Presley's Series B Common Stock remaining in full force and effect; cancellation by William Lyon of all of his outstanding options to purchase 750,000 shares of Presley's Series A Common Stock; the release of William Lyon Homes from the contracts and obligations assumed by Presley; and determinations that the purchases of shares pursuant to the tender offer and the Series B purchase agreements described below will not result in an ownership change of Presley for federal tax purposes.


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        The tender offer is expected to be completed by November 8, 1999. The tender offer is subject to the closing of the purchase by Presley of substantially all of the assets of William Lyon Homes; a minimum condition that there shall be validly tendered and not withdrawn 1,989,180 shares; the approval by Presley's stockholders of the merger of Presley with and into its wholly owned subsidiary; and other customary conditions.

        The Special Committee approved the Purchase Agreement and the transactions contemplated thereby after receiving an opinion from Warburg Dillon Read LLC to the effect that after giving effect to the asset acquisition, tender offer, the merger and the Series B Stock Purchase Agreements, the shares of common stock to be issued in the merger to Presley's stockholders and/or, to the extent that any holders of Series A Common Stock (other than the Lyons and the Series B stockholders which have entered into Series B Stock Purchase Agreements) tenders shares, the cash that may be received by each such tendering holder, subject to the proration provisions of the tender offer, is fair to the holders of the Series A Common Stock (other than the Lyons and those holders of Series B Common Stock) from a financial point of view. The Special Committee's approval was also made after receiving an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as to the fairness of the consideration to be paid by the Company and Presley Homes in connection with Presley Homes' purchase of assets from William Lyon Homes. The closing of the purchase of assets under the Purchase Agreement is also conditioned upon the receipt of an opinion from Houlihan Lokey as to the solvency of Presley after consummation of the transactions contemplated in the Purchase Agreement.

        On July 6, 1999, William Lyon Homes and three holders of Presley's Series B Common stock executed stock purchase and sale agreements. Pursuant to these agreements, the Series B stockholders have agreed to sell shares of Presley's Series B Common Stock to William Lyon Homes such that each holder will own less than 5% of the aggregate number of shares of Presley's Common Stock outstanding. If the proposed tender offer to the holders of Presley's Series A Common Stock is undersubscribed, the holders of Series B Common Stock are obligated to sell an additional number of shares pro rata at $0.655 per share in order to enable William Lyon Homes and the Lyons to own up to 49.9% of the outstanding shares of Presley's Common Stock after consummation of the tender offer. Neither Presley nor Presley Homes is a party to the Series B stock purchase agreements.

        Presley is not soliciting proxies with respect to the merger at this time and the offering of the new shares in connection with the merger will be made under the federal securities laws only pursuant to a registration statement declared effective by the Securities and Exchange Commission.

        This press release (as well as oral statements or other written statements made or to be made by Presley) may be deemed to contain certain forward-looking statements with respect to the financial condition of Presley, which involve risks and uncertainties including but not limited to the matters disclosed in Presley's periodic and other reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

        William Lyon Homes is a California-based homebuilder and real estate developer with 15 sales locations in Northern and Southern California. William Lyon is the current Chairman of the Board of Presley.

        The Presley Companies is one of the oldest and largest homebuilders in the Southwest with development communities in California, Arizona, New Mexico and Nevada. Founded in 1956, The Presley Companies has built and sold more than 48,000 homes and currently has 38 sales locations. Presley's corporate headquarters are located in Newport Beach, California.


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